INVESTMENT MANAGEMENT

Welcome, Shareholder:

In this report, you'll learn about how your investment in Morgan Stanley Natural Resource Development Securities Inc. performed during the annual period. We will provide an overview of the market conditions, and discuss some of the factors that affected performance during the reporting period. In addition, this report includes the Fund's financial statements and a list of Fund investments.

This material must be preceded or accompanied by a prospectus for the fund being offered.

Market forecasts provided in this report may not necessarily come to pass. There is no assurance that the Fund will achieve its investment objective. The Fund is subject to market risk, which is the possibility that market values of securities owned by the Fund will decline and, therefore, the value of the Fund's shares may be less than what you paid for them. Accordingly, you can lose money investing in this Fund. Please see the prospectus for more complete information on investment risks.

Fund Report

For the year ended February 28, 2009

Total Return for the 12 Months Ended February 28, 2009
Class A	Class B	Class C	Class I+	S&P North American Natural Resources Sector IndexTM1	S&P 500® Index[2]	Lipper Natural Resources Funds Index[3]
–51.16%	–51.56%	–51.54%	–51.05%	–49.46%	–43.32%	–53.90%

+  Formerly Class D shares. Renamed Class I shares effective March 31, 2008.

The performance of the Fund's four share classes varies because each has different expenses. The Fund's total returns assume the reinvestment of all distributions but do not reflect the deduction of any applicable sales charges. Such costs would lower performance. See Performance Summary for standardized performance and benchmark information.

Market Conditions

Commodities-related equities, in which the Fund primarily invests, continued to outperform all other major equity asset classes from the start of the reporting period through June 2008, with the energy segment turning in the strongest performance. While speculation, concerns about inflation and a weaker U.S. dollar were factors in driving commodities prices higher, fundamental imbalances in supply versus demand played a strong role in individual commodity performance. Energy stocks, and more specifically, oil-related stocks benefited from quickly falling inventories and imports to oil-consuming countries.

However, a dramatic shift in sentiment for commodities occurred in mid-2008. After peaking in early July, commodities prices came under pressure as demand slowed sharply, led by a reduction in gasoline usage in the U.S. The fall-off in demand turned out to be much sharper and more global in scope than originally anticipated, leading to a real adjustment of technical (demand/supply) conditions and a reduction in speculative long positions in many commodities. Energy prices led the decline, but most commodities' prices suffered. One exception was gold, which finished the reporting year largely flat as investors bought the precious metal on concern about the prospects for risk assets globally.

As a result, for the 12-month period ended February 28, 2009, the natural resources sector fell 49.46 percent, as measured by the S&P North American Natural Resources Sector IndexTM (the "Index"), underperforming the broad equity market (as measured by the S&P 500® Index), which declined 43.32 percent. On an absolute basis, the materials sector lost the most value within the Index during the period (down 52 percent), followed by energy and industrials, down 49 percent and 42 percent, respectively. The other sector in the Index, utilities, had a positive return of 4.1 percent over the period. With the largest sector weight in the Index, energy was the largest detractor by far from the Index's return for the period, due mostly to holdings in the oil and gas industry. The materials sector was the second largest detractor from Index return, driven by the metals and mining industry. The other two sectors represented in the Index, industrials and utilities, together accounted for only about 0.12 percent of the Index, and therefore were not large contributors to Index return.

Performance Analysis

All share classes of Morgan Stanley Natural Resource Development Securities Inc. underperformed the S&P North American Natural Resources Sector IndexTM (the "Index") and the S&P 500® Index and outperformed the Lipper Natural Resources Funds Index for the 12 months ended February 28, 2009, assuming no deduction of applicable sales charges.

The primary areas of the Fund's relative underperformance during the period included an overweight to the industrial segment, particularly in the commercial services and supplies group and the construction and engineering group. Stock selection in industrials also detracted from relative performance. The Fund's holdings in energy stocks also hindered returns. Here, unfavorable stock selection in oil and gas, as well as an overweight and weak security selection in the energy equipment and services group, were the primary detractors.

However, the Fund's holdings in materials contributed positively to relative returns. The primary driver of the outperformance here was stock selection within the metals and mining, containers and packaging, and paper and forest products industries. This strong security selection during the period more than offset the negative impact of a relative overweight to the materials sector.

There is no guarantee that any sectors mentioned will continue to perform as discussed herein or that securities in such sectors will be held by the Fund in the future.

TOP 10 HOLDINGS AS OF 02/28/09
Exxon Mobil Corp.	10.6%
Chevron Corp.	7.6
Occidental Petroleum Corp.	5.8
Schlumberger Ltd. (Netherlands Antilles)	5.6
ConocoPhillips	3.6
EnCana Corp. (Canada)	3.3
Transocean, Ltd.	3.2
Barrick Gold Corp. (Canada)	3.0
Spectra Energy Corp.	3.0
Valero Energy Corp.	2.7
TOP FIVE INDUSTRIES AS OF 02/28/09
Oil & Gas Production	23.1%
Integrated Oil	21.7
Oil Field Services/Equipment	11.0
Precious Metals	10.8
Coal	6.1

Subject to change daily. Provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities mentioned above. Top 10 holdings and top five industries are as a percentage of net assets. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, investment banking, research and analysis, financing and financial advisory services.

Investment Strategy

The Fund will normally invest at least 80 percent of its assets in common stocks of domestic and foreign companies engaged in the natural resource and related businesses. These companies may be engaged in the exploration, development, production or distribution of natural resources, the development of energy-efficient technologies or in providing natural resource related supplies or services. A company will be considered engaged in the natural resource and related businesses if it derives at least 50 percent of its revenues from those businesses or it devotes at least 50 percent of its assets to activities in those businesses. The Fund's "Investment Adviser," Morgan Stanley Investment Advisors Inc., will seek to identify favorable industries within the natural resource and related business areas and will seek to invest in companies with attractive valuations or business prospects within those industries. In selecting securities to buy, hold or sell for the Fund, the Investment Adviser and/or Morgan Stanley Investment Management Limited (the "Sub-Adviser") consider the fundamental and quantitative research of affiliated and unaffiliated research providers as well as their own research. The Investment Adviser and/or the Sub-Adviser use a proprietary, systematic investment process to incorporate this research in the construction of a portfolio that the Investment Adviser and/or the Sub-Adviser believe offers attractive capital growth with an acceptable level of risk. The Investment Adviser generally considers selling a portfolio holding when it determines that the holding no longer satisfies its investment criteria.

For More Information About Portfolio Holdings

Each Morgan Stanley fund provides a complete schedule of portfolio holdings in its semiannual and annual reports within 60 days of the end of the fund's second and fourth fiscal quarters. The semiannual reports and the annual reports are filed electronically with the Securities and Exchange Commission (SEC) on Form N-CSRS and Form N-CSR, respectively. Morgan Stanley also delivers the semiannual and annual reports to fund shareholders and makes these reports available on its public web site, www.morganstanley.com. Each Morgan Stanley fund also files a complete schedule of portfolio holdings with the SEC for the fund's first and third fiscal quarters on Form N-Q. Morgan Stanley does not deliver the reports for the first and third fiscal quarters to shareholders, nor are the reports posted to the Morgan Stanley public web site. You may, however, obtain the Form N-Q filings (as well as the Form N-CSR and N-CSRS filings) by accessing the SEC's web site, http://www.sec.gov. You may also review and copy them at the SEC's public reference room in Washington, DC. Information on the operation of the SEC's public reference room may be obtained by calling the SEC at (800) SEC-0330. You can also request copies of these materials, upon payment of a duplicating fee, by electronic request at the SEC's e-mail address (publicinfo@sec.gov) or by writing the public reference section of the SEC, Washington, DC 20549-0102.

Proxy Voting Policy and Procedures and Proxy Voting Record

You may obtain a copy of the Fund's Proxy Voting Policy and Procedures without charge, upon request, by calling toll free (800) 869-NEWS or by visiting the Mutual Fund Center on our Web site at www.morganstanley.com. It is also available on the Securities and Exchange Commission's Web site at http://www.sec.gov.

You may obtain information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 without charge by visiting the Mutual Fund Center on our Web site at www.morganstanley.com. This information is also available on the Securities and Exchange Commission's Web site at http://www.sec.gov.

Householding Notice

To reduce printing and mailing costs, the Fund attempts to eliminate duplicate mailings to the same address. The Fund delivers a single copy of certain shareholder documents, including shareholder reports, prospectuses and proxy materials, to investors with the same last name who reside at the same address. Your participation in this program will continue for an unlimited period of time unless you instruct us otherwise. You can request multiple copies of these documents by calling (800) 869-NEWS, 8:00 a.m. to 8:00 p.m., ET. Once our Customer Service Center has received your instructions, we will begin sending individual copies for each account within 30 days.

Performance Summary

Performance of $10,000 Investment—Class B
Over 10 Years

Average Annual Total Returns—Period Ended February 28, 2009
Symbol	Class A Shares* (since 07/28/97) NREAX	Class B Shares** (since 03/30/81) NREBX	Class C Shares† (since 07/28/97) NRECX	Class I Shares†† (since 07/28/97) NREDX
1 Year	(51.16)%[4] (53.72) [5]	(51.56)%[4] (53.19) [5]	(51.54)%[4] (51.86) [5]	(51.05)%[4] —
5 Years	5.23 [4] 4.11 [5]	4.42 [4] 4.24 [5]	4.44 [4] 4.44 [5]	5.48 [4] —
10 Years	6.84 [4] 6.26 [5]	6.15 [4] 6.15 [5]	6.00 [4] 6.00 [5]	7.06 [4] —
Since Inception	3.13 [4] 2.66 [5]	6.02 [4] 6.02 [5]	2.32 [4] 2.32 [5]	3.35 [4] —

Performance data quoted represents past performance, which is no guarantee of future results and current performance may be lower or higher than the figures shown. For most recent month-end performance figures, please visit www.morganstanley.com/msim or speak with your Financial Advisor. Investment returns and principal value will fluctuate and fund shares, when redeemed, may be worth more or less than their original cost. The graph and table do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Performance for Class A, Class B, Class C, and Class I shares will vary due to differences in sales charges and expenses. See the Fund's current prospectus for complete details on fees and sales charges.

*  The maximum front-end sales charge for Class A is 5.25%.

**  The maximum contingent deferred sales charge (CDSC) for Class B is 5.0%. The CDSC declines to 0% after six years. Effective April 2005, Class B shares will generally convert to Class A shares approximately eight years after the end of the calendar month in which the shares were purchased. Performance for periods greater than eight years reflects this conversion (beginning April 2005).

†  The maximum contingent deferred sales charge for Class C is 1.0% for shares redeemed within one year of purchase.

††  Class I (formerly Class D) has no sales charge.

(1)  The S&P North American Natural Resources Sector Index(TM) is a market capitalization-weighted index of stocks designed to measure the performance of companies in the natural resources sector. The Index is unmanaged and its returns do not include any sales charges or fees. Such costs would lower performance. It is not possible to invest directly in an index.

(2)  The Standard & Poor's 500® Index (S&P 500®) measures the performance of the large cap segment of the U.S. equities market, covering approximately 75% of the U.S. equities market. The Index includes 500 leading companies in leading industries of the U.S. economy. The Index is unmanaged and its returns do not include any sales charges or fees. Such costs would lower performance. It is not possible to invest directly in an index.

(3)  The Lipper Natural Resources Funds Index is an equally weighted performance index of the largest qualifying funds (based on net assets) in the Lipper Natural Resources Funds classification. The Index, which is adjusted for capital gains distributions and income dividends, is unmanaged and should not be considered an investment. There are currently 10 funds represented in this Index. The Fund was in the Lipper Natural Resources Funds classification as of the date of this report.

(4)  Figure shown assumes reinvestment of all distributions and does not reflect the deduction of any sales charges.

(5)  Figure shown assumes reinvestment of all distributions and the deduction of the maximum applicable sales charge. See the Fund's current prospectus for complete details on fees and sales charges.

‡  Ending value assuming a complete redemption on February 28, 2009.

Expense Example

As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments and redemption fees; and (2) ongoing costs, including advisory fees; distribution and service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period 09/01/08 – 02/28/09.

Actual Expenses

The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled "Expenses Paid During Period" to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table below provides information about hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing cost of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) and redemption fees. Therefore, the second line of the table is useful in comparing ongoing costs, and will not help you determine the relative total cost of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

	Beginning Account Value	Ending Account Value	Expenses Paid During Period@
	09/01/08	02/28/09	09/01/08 – 02/28/09
Class A
Actual (–48.94% return)	$1,000.00	$510.60	$5.02
Hypothetical (5% annual return before expenses)	$1,000.00	$1,018.15	$6.71
Class B
Actual (–49.18% return)	$1,000.00	$508.20	$7.82
Hypothetical (5% annual return before expenses)	$1,000.00	$1,014.43	$10.44
Class C
Actual (–49.14% return)	$1,000.00	$508.60	$7.82
Hypothetical (5% annual return before expenses)	$1,000.00	$1,014.43	$10.44
Class I@@
Actual (–48.88% return)	$1,000.00	$511.20	$4.08
Hypothetical (5% annual return before expenses)	$1,000.00	$1,019.39	$5.46

  @  Expenses are equal to the Fund's annualized expense ratios of 1.34%, 2.09%, 2.09% and 1.09% for Class A, Class B, Class C and Class I shares, respectively, multiplied by the average account value over the period, multiplied by 181/365 (to reflect the one-half year period).

  @@  Formerly Class D shares. Renamed Class I shares effective March 31, 2008.

Morgan Stanley Natural Resource Development Securities Inc.

Portfolio of Investments  ■  February 28, 2009

NUMBER OF SHARES		VALUE
	Common Stocks (99.4%)
	Basic Energy (52.9%)
	Gas Distributors (3.0%)
192,825	Spectra Energy Corp.	$2,506,725
	Integrated Oil (21.7%)
104,335	Chevron Corp.	6,334,178
80,315	ConocoPhillips	2,999,765
130,169	Exxon Mobil Corp.	8,838,475
		18,172,418
	Oil & Gas Pipelines (5.1%)
295,565	El Paso Corp.	1,995,064
199,936	Williams Companies, Inc. (The)	2,259,277
		4,254,341
	Oil & Gas Production (23.1%)
41,178	Anadarko Petroleum Corp.	1,439,171
32,930	Apache Corp.	1,945,834
46,340	Canadian Natural Resources Ltd. (Canada) (a)	1,495,392
33,412	Chesapeake Energy Corp.	522,564
45,144	Devon Energy Corp.	1,971,438
70,436	EnCana Corp. (Canada)	2,773,065
21,389	EOG Resources, Inc.	1,070,305
20,102	Nexen Inc.	276,403
6,279	Noble Energy, Inc.	285,946
93,276	Occidental Petroleum Corp.	4,838,226
6,330	Petrohawk Energy Corp. (a)	107,737
2,524	Range Resources Corp.	89,779
27,589	Southwestern Energy Co. (a)	793,735
30,294	Talisman Energy, Inc. (Canada) (a)	283,552
1,410	Ultra Petroleum Corp. (Canada) (a)	49,547
43,838	XTO Energy, Inc.	1,387,911
		19,330,605
	Total Basic Energy	44,264,089
	Energy Development & Technology (22.9%)
	Contract Drilling (5.8%)
11,619	Diamond Offshore Drilling, Inc.	727,814
13,995	ENSCO International, Inc.	343,997

NUMBER OF SHARES		VALUE
7,825	Helmerich & Payne, Inc.	$185,139
8,456	Nabors Industries, Ltd. (Bermuda) (a)	82,108
33,763	Noble Corp. (Cayman Islands)	830,232
44,239	Transocean, Ltd.	2,644,165
		4,813,455
	Oil Refining/Marketing (6.1%)
35,994	Frontier Oil Corp.	491,318
17,789	Holly Corp.	414,662
41,820	Sunoco, Inc.	1,398,879
36,013	Tesoro Corp.	531,552
117,215	Valero Energy Corp.	2,271,627
		5,108,038
	Oil Field Services/ Equipment (11.0%)
31,058	Baker Hughes, Inc.	910,310
95,240	Halliburton Co.	1,553,364
36,646	National-Oilwell Varco, Inc. (a)	979,548
123,373	Schlumberger Ltd. (Netherlands Antilles)	4,695,576
15,572	Smith International, Inc.	334,487
71,621	Weatherford International Ltd. (a)	764,196
		9,237,481
	Total Energy Development & Technology	19,158,974
	Metal & Basic Materials (23.6%)
	Aluminum (0.8%)
106,784	Alcoa, Inc.	665,264
	Chemicals: Agricultural (1.8%)
20,154	Monsanto Co.	1,537,146
	Coal (6.1%)
27,867	Alpha Natural Resources, Inc. (a)	512,753
51,774	Arch Coal, Inc.	719,659
42,977	CONSOL Energy, Inc.	1,171,123
14,310	Foundation Coal Holdings, Inc.	230,105
32,505	Massey Energy Co.	375,433

See Notes to Financial Statements

Morgan Stanley Natural Resource Development Securities Inc.

Portfolio of Investments  ■  February 28, 2009 continued

NUMBER OF SHARES		VALUE
100,872	Patriot Coal Corp. (a)	$368,183
73,467	Peabody Energy Corp.	1,738,964
		5,116,220
	Construction Materials (0.7%)
13,171	Vulcan Materials Co.	545,411
	Containers/Packaging (1.5%)
15,243	Ball Corp.	614,140
18,862	Crown Holdings, Inc. (a)	397,611
9,079	Owens-Illinois, Inc. (a)	139,998
7,515	Pactiv Corp. (a)	118,962
1,256	Sonoco Products Co.	24,203
		1,294,914
	Forest Products (0.8%)
28,131	Weyerhaeuser Co.	679,645
	Other Metals/Minerals (0.5%)
22,442	Cameco Corporation (Canada)	327,204
55,003	Denison Mines Corp. (a)	58,366
		385,570
	Precious Metals (10.8%)
8,166	Agnico-Eagle Mines Ltd. (Canada)	407,157
84,503	Barrick Gold Corp. (Canada)	2,551,991
43,136	Freeport-McMoRan Copper & Gold, Inc.	1,312,197
66,554	Goldcorp, Inc. (Canada)	1,924,742
53,234	Kinross Gold Corp. (Canada)	840,033
45,641	Newmont Mining Corp.	1,900,035
16,694	Yamana Gold, Inc. (Canada)	144,570
		9,080,725
	Pulp & Paper (0.6%)
83,091	International Paper Co.	472,788
	Total Metal & Basic Materials	19,777,683
	Total Common Stocks (Cost $84,492,670)	83,200,746

NUMBER OF SHARES (000)		VALUE
	Short-Term Investment (b) (0.5%)
	Investment Company
390	Morgan Stanley Institutional Liquidity Funds - Money Market Portfolio - Institutional Class (Cost $390,076)	$390,076
Total Investments (Cost $84,882,746) (c)	99.9%	83,590,822
Other Assets in Excess of Liabilities	0.1	108,885
Net Assets	100.0%	$83,699,707

  (a)  Non-income producing security.

  (b)  See Note 4 to the financial statements regarding investments in Morgan Stanley Institutional Liquidity Funds - Money Market Portfolio - Institutional Class.

  (c)  The aggregate cost for federal income tax purposes is $84,887,037. The aggregate gross unrealized appreciation is $10,177,233 and the aggregate gross unrealized depreciation is $11,473,448, resulting in net unrealized depreciation of $1,296,215.

Summary of Investments

SECTOR	VALUE	PERCENT OF TOTAL INVESTMENTS
Basic Energy	$44,264,089	52.9%
Metals & Basic Materials	19,777,683	23.7
Energy Development & Technology	19,158,974	22.9
Investment Company	390,076	0.5
	$83,590,822	100.0%

See Notes to Financial Statements

Morgan Stanley Natural Resource Development Securities Inc.

Financial Statements

Statement of Assets and Liabilities

February 28, 2009

Assets:
Investments in securities, at value (cost $84,492,670)	$83,200,746
Investment in affiliate, at value (cost $390,076)	390,076
Receivable for:
Dividends	348,160
Capital stock sold	38,374
Foreign withholding taxes reclaimed	7,201
Dividends from affiliate	105
Prepaid expenses and other assets	36,552
Total Assets	84,021,214
Liabilities:
Payable for:
Capital stock redeemed	103,580
Investment advisory fee	40,080
Distribution fee	32,143
Transfer agent fee	16,137
Administration fee	5,899
Accrued expenses and other payables	123,668
Total Liabilities	321,507
Net Assets	$83,699,707
Composition of Net Assets:
Paid-in-capital	$105,503,694
Net unrealized depreciation	(1,291,924)
Accumulated net investment loss	(60,500)
Accumulated net realized loss	(20,451,563)
Net Assets	$83,699,707
Class A Shares:
Net Assets	$58,117,175
Shares Outstanding (500,000,000 shares authorized, $.01 par value)	6,481,946
Net Asset Value Per Share	$8.97
Maximum Offering Price Per Share, (net asset value plus 5.54% of net asset value)	$9.47
Class B Shares:
Net Assets	$15,776,233
Shares Outstanding (500,000,000 shares authorized, $.01 par value)	2,094,624
Net Asset Value Per Share	$7.53
Class C Shares:
Net Assets	$5,890,938
Shares Outstanding (500,000,000 shares authorized, $.01 par value)	785,514
Net Asset Value Per Share	$7.50
Class I Shares@@:
Net Assets	$3,915,361
Shares Outstanding (500,000,000 shares authorized, $.01 par value)	420,732
Net Asset Value Per Share	$9.31

@@  Formerly Class D shares. Renamed Class I shares effective March 31, 2008.

See Notes to Financial Statements

Morgan Stanley Natural Resource Development Securities Inc.

Financial Statements continued

Statement of Operations

For the year ended February 28, 2009

Net Investment Loss: Income
Dividends (net of $33,578 foreign withholding tax)	$2,066,747
Dividends from affiliate	243,505
Interest	26
Total Income	2,310,278
Expenses
Investment advisory fee	942,007
Distribution fee (Class A shares)	276,631
Distribution fee (Class B shares)	408,404
Distribution fee (Class C shares)	123,390
Transfer agent fees and expenses	237,347
Administration fee	138,414
Professional fees	78,184
Shareholder reports and notices	76,790
Registration fees	54,559
Directors' fees and expenses	11,734
Custodian fees	11,401
Other	24,145
Total Expenses	2,383,006
Less: expense offset	(66)
Less: rebate from Morgan Stanley affiliated cash sweep (Note 4)	(10,107)
Net Expenses	2,372,833
Net Investment Loss	(62,555)
Realized and Unrealized Gain (Loss): Realized Gain (Loss) on:
Investments	4,775,359
Foreign exchange transactions	(8,968)
Net Realized Gain	4,766,391
Net Change in Unrealized Appreciation/Depreciation	(104,714,900)
Net Loss	(99,948,509)
Net Decrease	$(100,011,064)

See Notes to Financial Statements

Morgan Stanley Natural Resource Development Securities Inc.

Financial Statements continued

Statements of Changes in Net Assets

	FOR THE YEAR ENDED FEBRUARY 28, 2009	FOR THE YEAR ENDED FEBRUARY 29, 2008
Increase (Decrease) in Net Assets: Operations:
Net investment loss	$(62,555)	$(246,043)
Net realized gain	4,766,391	40,975,257
Net change in unrealized appreciation/depreciation	(104,714,900)	23,524,439
Net Increase (Decrease)	(100,011,064)	64,253,653
Dividends and Distributions to Shareholders from:
Net investment income
Class A shares	—	(26,354)
Class I shares@@	—	(44,570)
Net realized gain
Class A shares	(26,953,980)	(17,998,579)
Class B shares	(10,233,140)	(9,727,079)
Class C shares	(3,334,467)	(2,322,625)
Class I shares@@	(1,918,938)	(2,256,236)
Total Dividends and Distributions	(42,440,525)	(32,375,443)
Net increase (decrease) from capital stock transactions	(1,725,695)	1,703,688
Net Increase (Decrease)	(144,177,284)	33,581,898
Net Assets:
Beginning of period	227,876,991	194,295,093
End of Period (Including accumulated net investment losses of $60,500 and $62,858, respectively)	$83,699,707	$227,876,991

@@  Formerly Class D shares. Renamed Class I shares effective March 31, 2008.

See Notes to Financial Statements

Morgan Stanley Natural Resource Development Securities Inc.

Notes to Financial Statements  ■  February 28, 2009

1. Organization and Accounting Policies

Morgan Stanley Natural Resource Development Securities Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended (the "Act"), as a non-diversified, open-end management investment company. The Fund's investment objective is capital growth. The Fund was incorporated in Maryland on December 22, 1980 and commenced operations on March 30, 1981. On July 28, 1997, the Fund converted to a multiple class share structure.

The Fund offers Class A shares, Class B shares, Class C shares and Class I shares. The four classes are substantially the same except that most Class A shares are subject to a sales charge imposed at the time of purchase and some Class A shares, and most Class B shares and Class C shares are subject to a contingent deferred sales charge imposed on shares redeemed within eighteen months, six years and one year, respectively. Class I shares are not subject to a sales charge. Additionally, Class A shares, Class B shares and Class C shares incur distribution expenses. Effective March 31, 2008 Class D shares were renamed Class I shares.

For the period March 1, 2008 to January 20, 2009, the Fund assessed a 2% redemption fee, on Class A shares, Class B shares, Class C shares, and Class I shares, which was paid directly to the Fund, for shares redeemed or exchanged within thirty days of purchase, subject to certain exceptions. The redemption fee was designed to protect the Fund and its remaining shareholders from the effects of short-term trading. The Board of Directors has approved the elimination of redemption fees, effective January 21, 2009.

The following is a summary of significant accounting policies:

A. Valuation of Investments — (1) an equity portfolio security listed or traded on the New York Stock Exchange ("NYSE") or American Stock Exchange or other exchange is valued at its latest sale price prior to the time when assets are valued; if there were no sales that day, the security is valued at the mean between the last reported bid and asked price; (2) an equity portfolio security listed or traded on the Nasdaq is valued at the Nasdaq Official Closing Price; if there were no sales that day, the security is valued at the mean between the last reported bid and asked price; (3) all other portfolio securities for which over-the-counter market quotations are readily available are valued at the mean between the last reported bid and asked price. In cases where a security is traded on more than one exchange, the security is valued on the exchange designated as the primary market; (4) for equity securities traded on foreign exchanges, the last reported sale price or the latest bid price may be used if there were no sales on a particular day; (5) when market quotations are not readily available including circumstances under which Morgan Stanley Investment Advisors Inc. (the "Investment Adviser") or Morgan Stanley Investment Management Limited (the "Sub-Adviser"), an affiliate of the Investment Adviser, determines that the latest sale price, the bid price or the mean between the last reported bid and asked price do not reflect a security's market value, portfolio securities are valued at their fair value as determined in

Morgan Stanley Natural Resource Development Securities Inc.

Notes to Financial Statements  ■  February 28, 2009 continued

good faith under procedures established by and under the general supervision of the Fund's Directors. Occasionally, developments affecting the closing prices of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the foreign market on which the securities trade) and the close of business on the NYSE. If developments occur during such periods that are expected to materially affect the value of such securities, such valuations may be adjusted to reflect the estimated fair value of such securities as of the close of the NYSE, as determined in good faith by the Fund's Directors or by the Investment Adviser using a pricing service and/or procedures approved by the Directors of the Fund; (6) certain portfolio securities may be valued by an outside pricing service approved by the Fund's Directors; (7) investments in open-end mutual funds, including the Morgan Stanley Institutional Liquidity Funds, are valued at the net asset value as of the close of each business day; and (8) short-term debt securities having a maturity date of more than sixty days at time of purchase are valued on a mark-to-market basis until sixty days prior to maturity and thereafter at amortized cost based on their value on the 61st day. Short-term debt securities having a maturity date of sixty days or less at the time of purchase are valued at amortized cost, which approximates market value.

B. Accounting for Investments — Security transactions are accounted for on the trade date (date the order to buy or sell is executed). Realized gains and losses on security transactions are determined by the identified cost method. Dividend income and other distributions are recorded on the ex-dividend date. Discounts are accreted and premiums are amortized over the life of the respective securities and are included in interest income. Interest income is accrued daily.

C. Multiple Class Allocations — Investment income, expenses (other than distribution fees), and realized and unrealized gains and losses are allocated to each class of shares based upon the relative net asset value on the date such items are recognized. Distribution fees are charged directly to the respective class.

D. Foreign Currency Translation and Forward Foreign Currency Contracts — The books and records of the Fund are maintained in U.S. dollars as follows: (1) the foreign currency market value of investment securities, other assets and liabilities and forward foreign currency contracts ("forward contracts") are translated at the exchange rates prevailing at the end of the period; and (2) purchases, sales, income and expenses are translated at the exchange rates prevailing on the respective dates of such transactions. The resultant exchange gains and losses are recorded as realized and unrealized gains/losses on foreign exchange transactions. Pursuant to U.S. federal income tax regulations, certain foreign exchange gains/losses included in realized and unrealized gains/losses are included in or are a reduction of ordinary income for federal income tax purposes. The Fund does not isolate that portion of the results of operations arising as a result of changes in the foreign exchange rates from the changes in the market prices of the securities. Forward contracts are valued daily at the appropriate exchange rates. The resultant unrealized exchange gains and losses are recorded as unrealized foreign currency

Morgan Stanley Natural Resource Development Securities Inc.

Notes to Financial Statements  ■  February 28, 2009 continued

gains or losses. The Fund records realized gains or losses on delivery of the currency or at the time the forward contract is extinguished (compensated) by entering into a closing transaction prior to delivery.

E. Federal Income Tax Policy — It is the Fund's policy to comply with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no federal income tax provision is required. The Fund files tax returns with the U.S. Internal Revenue Service, New York State and New York City. The Fund follows the provisions of the Financial Accounting Standards Board ("FASB") Interpretation No. 48 ("FIN 48") Accounting for Uncertainty in Income Taxes. FIN 48 sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. There are no unrecognized tax benefits in the accompanying financial statements. If applicable, the Fund recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statement of Operations. Each of the tax years in the four year period ended February 28, 2009, remains subject to examination by taxing authorities.

F. Dividends and Distributions to Shareholders — Dividends and distributions to shareholders are recorded on the ex-dividend date.

G. Use of Estimates — The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

2. Investment Advisory/Administration and Sub-Advisory Agreements

Pursuant to an Investment Advisory Agreement with the Investment Adviser, the Fund pays an advisory fee, accrued daily and payable monthly, by applying the following annual rates to the net assets of the Fund determined at the close of each business day: 0.545% to the portion of the daily net assets not exceeding $250 million and 0.42% to the portion of the daily net assets exceeding $250 million.

Pursuant to an Administration Agreement with Morgan Stanley Services Company Inc. (the "Administrator"), an affiliate of the Investment Adviser, the Fund pays an administration fee, accrued daily and payable monthly, by applying the annual rate of 0.08% to the Fund's daily net assets.

Under an agreement between the Administrator and State Street Bank and Trust Company ("State Street"), State Street provides certain administrative services to the Fund. For such services, the Administrator pays State Street a portion of the fee the Administrator receives from the Fund.

Effective November 21, 2008, under a Sub-Advisory agreement between the Sub-Adviser and the Investment Adviser, the Sub-Adviser provides the Fund with investment advice and portfolio management relating to the Fund's investments in securities, subject to the overall supervision of the Investment Adviser.

Morgan Stanley Natural Resource Development Securities Inc.

Notes to Financial Statements  ■  February 28, 2009 continued

As compensation for its services provided under the Sub-Advisory Agreement, the Investment Adviser paid the Sub-Adviser compensation of $48,594 for the year ended February 28, 2009.

3. Plan of Distribution

Shares of the Fund are distributed by Morgan Stanley Distributors Inc. (the "Distributor"), an affiliate of the Investment Adviser, Sub-Adviser and Administrator. The Fund has adopted a Plan of Distribution (the "Plan") pursuant to Rule 12b-1 under the Act. The Plan provides that the Fund will pay the Distributor a fee which is accrued daily and paid monthly at the following annual rates: (i) Class A — up to 0.25% of the average daily net assets of Class A shares; (ii) Class B — up to 1.0% of the average daily net assets of Class B shares; and (iii) Class C —- up to 1.0% of the average daily net assets of Class C shares.

In the case of Class B shares, provided that the Plan continues in effect, any cumulative expenses incurred by the Distributor but not yet recovered may be recovered through the payment of future distribution fees from the Fund pursuant to the Plan and contingent deferred sales charges paid by investors upon redemption of Class B shares. Although there is no legal obligation for the Fund to pay expenses incurred in excess of payments made to the Distributor under the Plan and the proceeds of contingent deferred sales charges paid by investors upon redemption of shares, if for any reason the Plan is terminated, the Directors will consider at that time the manner in which to treat such expenses. The Distributor has advised the Fund that such excess amounts totaled $4,733,057 at February 28, 2009.

In the case of Class A shares and Class C shares, expenses incurred pursuant to the Plan in any calendar year in excess of 0.25% or 1.0% of the average daily net assets of Class A or Class C, respectively, will not be reimbursed by the Fund through payments in any subsequent year, except that expenses representing a gross sales credit to Morgan Stanley Financial Advisors and other authorized financial representatives at the time of sale may be reimbursed in the subsequent calendar year. For the year ended February 28, 2009, the distribution fee was accrued for Class A shares and Class C shares at the annual rate of 0.25% and 1.0%, respectively.

The Distributor has informed the Fund that for the year ended February 28, 2009, it received contingent deferred sales charges from certain redemptions of the Fund's Class A shares, Class B shares and Class C shares of $2,999 , $60,085 and $2,744, respectively and received $61,549 in front-end sales charges from sales of the Fund's Class A shares. The respective shareholders pay such charges which are not an expense of the Fund.

4. Security Transactions and Transactions with Affiliates

The Fund invests in Morgan Stanley Institutional Liquidity Funds – Money Market Portfolio – Institutional Class, an open-end management investment company managed by an affiliate of the Investment Adviser.

Morgan Stanley Natural Resource Development Securities Inc.

Notes to Financial Statements  ■  February 28, 2009 continued

Investment advisory fees paid by the Fund are reduced by an amount equal to the advisory and administrative service fees paid by Morgan Stanley Institutional Liquidity Funds – Money Market Portfolio – Institutional Class with respect to assets invested by the Fund in Morgan Stanley Institutional Liquidity Funds – Money Market Portfolio – Institutional Class. For the year ended February 28, 2009, advisory fees paid were reduced by $10,107 relating to the Fund's investment in Morgan Stanley Institutional Liquidity Funds – Money Market Portfolio – Institutional Class. Income distributions earned by the Fund are recorded as "dividends from affiliate" in the Statement of Operations and totaled $243,505 for the year ended February 28, 2009. During the year ended February 28, 2009, cost of purchases and sales of investments in Morgan Stanley Institutional Liquidity Funds – Money Market Portfolio – Institutional Class aggregated $118,835,773 and $136,875,805, respectively.

The cost of purchases and proceeds from sales of portfolio securities, excluding short-term investments, for the year ended February 28, 2009 aggregated $172,311,222 and $198,237,123, respectively.

For the year ended February 28, 2009, the Fund incurred $29,117 in brokerage commissions with Morgan Stanley & Co., Inc., an affiliate of the Investment Adviser, Sub-Adviser, Administrator and Distributor, for portfolio transactions executed on behalf of the Fund.

Morgan Stanley Trust, an affiliate of the Investment Adviser, Sub-Adviser, Administrator and Distributor, is the Fund's transfer agent.

The Fund has an unfunded noncontributory defined benefit pension plan covering certain independent Directors of the Fund who will have served as independent Directors for at least five years at the time of retirement. Benefits under this plan are based on factors which include years of service and compensation. The Directors voted to close the plan to new participants and eliminate the future benefits growth due to increases to compensation after July 31, 2003. Aggregate pension costs for the year ended February 28, 2009, included in Directors' fees and expenses in the Statement of Operations amounted to $5,913. At February 28, 2009, the Fund had an accrued pension liability of $60,177, which is included in accrued expenses in the Statement of Assets and Liabilities.

The Fund has an unfunded Deferred Compensation Plan (the "Compensation Plan") which allows each independent Director to defer payment of all, or a portion, of the fees he or she receives for serving on the Board of Directors. Each eligible Director generally may elect to have the deferred amounts credited with a return equal to the total return on one or more of the Morgan Stanley funds that are offered as investment options under the Compensation Plan. Appreciation/depreciation and distributions received from these investments are recorded with an offsetting increase/decrease in the deferred compensation obligation and do not affect the net asset value of the Fund.

Morgan Stanley Natural Resource Development Securities Inc.

Notes to Financial Statements  ■  February 28, 2009 continued

5. Capital Stock

Transactions in capital stock were as follows:

	FOR THE YEAR ENDED FEBRUARY 28, 2009		FOR THE YEAR ENDED FEBRUARY 29, 2008
	SHARES	AMOUNT	SHARES	AMOUNT
CLASS A SHARES
Sold	775,444	$15,014,726	338,857	$8,810,510
Conversion from Class B	69,824	1,447,861	473,777	12,026,660
Reinvestment of dividends and distributions	1,948,526	26,439,972	645,214	16,501,185
Redeemed	(1,645,431)	(29,400,039)	(831,423)	(21,078,317)
Net increase — Class A	1,148,363	13,502,520	626,425	16,260,038
CLASS B SHARES
Sold	281,499	6,045,749	569,334	13,002,109
Conversion to Class A	(79,685)	(1,447,861)	(523,597)	(12,026,660)
Reinvestment of dividends and distributions	802,605	9,849,999	382,712	8,797,059
Redeemed	(1,432,126)	(24,416,974)	(1,099,800)	(24,870,823)
Net decrease — Class B	(427,707)	(9,969,087)	(671,351)	(15,098,315)
CLASS C SHARES
Sold	131,010	2,556,192	140,856	3,258,761
Reinvestment of dividends and distributions	285,946	3,312,299	97,879	2,239,658
Redeemed	(305,452)	(4,570,377)	(205,080)	(4,701,391)
Net increase — Class C	111,504	1,298,114	33,655	797,028
CLASS I SHARES@@
Sold	4,748	128,662	166,273	4,176,196
Reinvestment of dividends and distributions	123,027	1,759,305	61,832	1,618,856
Redeemed	(302,547)	(8,445,209)	(232,124)	(6,050,115)
Net decrease — Class I	(174,772)	(6,557,242)	(4,019)	(255,063)
Net increase (decrease) in Fund	657,388	$(1,725,695)	(15,290)	$1,703,688

@@  Formerly Class D shares. Renamed Class I shares effective March 31, 2008.

6. Federal Income Tax Status

The amount of dividends and distributions from net investment income and net realized capital gains are determined in accordance with federal income tax regulations which may differ from generally accepted accounting principles. These "book/tax" differences are either considered temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within the capital accounts based on their federal tax-basis treatment; temporary differences do not require classification. Dividends and distributions which exceed net investment income and net realized capital gains for tax purposes are reported as distributions of paid-in-capital.

Morgan Stanley Natural Resource Development Securities Inc.

Notes to Financial Statements  ■  February 28, 2009 continued

The tax character of distributions paid was as follows:

	FOR THE YEAR ENDED FEBRUARY 28, 2009	FOR THE YEAR ENDED FEBRUARY 29, 2008
Ordinary income	$163,174	$1,028,028
Long-term capital gains	42,277,351	31,347,415
Total distributions	$42,440,525	$32,375,443
As of February 28, 2009, the tax-basis components of accumulated losses were as follows:
Net accumulated earnings	$—
Post-October losses	(20,447,273)
Temporary differences	(60,499)
Net unrealized depreciation	(1,296,215)
Total accumulated losses	$(21,803,987)

As of February 28, 2009, the Fund had temporary book/tax differences primarily attributable to post-October losses (capital losses incurred after October 31 within the taxable year which are deemed to arise on the first business day of the Fund's next taxable year) and capital loss deferrals on wash sales.

Permanent differences, primarily due to foreign currency losses and a net operating loss, resulted in the following reclassifications among the Fund's components of net assets at February 28, 2009:

ACCUMULATED NET INVESTMENT LOSS	ACCUMULATED NET REALIZED LOSS	PAID-IN-CAPITAL
$64,913	$8,490	$(73,403)

7. Purposes of and Risks Relating to Certain Financial Instruments

The Fund may enter into forward contracts for many purposes, including to facilitate settlement of foreign currency denominated portfolio transactions or to manage foreign currency exposure associated with foreign currency denominated securities. Forward contracts involve elements of market risk in excess of the amounts reflected in the Statement of Assets and Liabilities. The Fund bears the risk of an unfavorable change in the foreign exchange rates underlying the forward contracts. Risks may also arise upon entering into these contracts from the potential inability of the counterparties to meet the terms of their contracts.

8. Expense Offset

The expense offset represents a reduction of the fees and expenses for interest earned on cash balances maintained by the Fund with the transfer agent.

Morgan Stanley Natural Resource Development Securities Inc.

Notes to Financial Statements  ■  February 28, 2009 continued

9. Fair Valuation Measurements

The Fund adopted FASB statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS 157"), effective March 1, 2008. In accordance with SFAS 157, fair value is defined as the price that the Fund would receive to sell an investment or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market the most advantageous market for the investment or liability. SFAS 157 establishes a three-tier hierarchy to distinguish between (1) inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) inputs that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances (unobservable inputs) and to establish classification of fair value measurements for disclosure purposes. Various inputs are used in determining the value of the Fund's investments. The inputs are summarized in the three broad levels listed below.

•  Level 1 — quoted prices in active markets for identical investments.

•  Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risks, etc.)

•  Level 3 — significant unobservable inputs (including the Fund's own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities and the determination of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each security.

The following is a summary of the inputs used as of February 28, 2009 in valuing the Fund's investments carried at value:

		FAIR VALUE MEASUREMENTS AT FEBRUARY 28, 2009 USING
	TOTAL	QUOTED PRICES IN ACTIVE MARKET FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Investments in Securities	$83,590,822	$83,590,822	—	—

Morgan Stanley Natural Resource Development Securities Inc.

Notes to Financial Statements  ■  February 28, 2009 continued

10. Accounting Pronouncement

On March 19, 2008, FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 ("SFAS 161"). SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The application of SFAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. At this time, management is evaluating the implications of SFAS 161 and its impact on the Fund's financial statements has not been determined.

Morgan Stanley Natural Resource Development Securities Inc.

Financial Highlights

Selected ratios and per share data for a share of capital stock outstanding throughout each period:

	FOR THE YEAR ENDED FEBRUARY 28,
	2009		2008(1)		2007	2006	2005
Class A Shares
Selected Per Share Data:
Net asset value, beginning of period	$25.91		$22.03		$25.29	$21.16	$15.04
Income (loss) from investment operations:
Net investment income(2)	0.04		0.03		0.07	0.07	0.06
Net realized and unrealized gain (loss)	(11.74)		7.64		2.12	5.85	6.06
Total income (loss) from investment operations	(11.70)		7.67		2.19	5.92	6.12
Less dividends and distributions from:
Net investment income	–		(0.01)		–	–	–
Net realized gain	(5.24)		(3.78)		(5.45)	(1.79)	–
Total dividends and distributions	(5.24)		(3.79)		(5.45)	(1.79)	–
Net asset value, end of period	$8.97		$25.91		$22.03	$25.29	$21.16
Total Return(3)	(51.16)%		35.52%		7.93%	28.46%	40.62%
Ratios to Average Net Assets(4):
Total expenses (before expense offset)	1.15	%(5)	1.09	%(5)	1.12%	1.11%	1.13%
Net investment income	0.19	%(5)	0.14	%(5)	0.29%	0.26%	0.36%
Supplemental Data:
Net assets, end of period, in thousands	$58,117		$138,184		$103,708	$108,997	$4,972
Portfolio turnover rate	104%		39%		15%	21%	29%

  (1)  For the year ended February 29.

  (2)  The per share amounts were computed using an average number of shares outstanding during the period.

  (3)  Does not reflect the deduction of sales charge. Calculated based on the net asset value as of the last business day of the period.

  (4)  Reflects overall Fund ratios for investment income and non-class specific expenses.

  (5)  Reflects rebates of certain Fund expenses in connection with the investments in Morgan Stanley Institutional Liquidity Funds – Money Market Portfolio – Institutional Class during the period. The rebate had an effect of 0.01% for year ended February 28, 2009 and an effect of less than 0.005% for year ended February 29, 2008.

See Notes to Financial Statements

Morgan Stanley Natural Resource Development Securities Inc.

Financial Highlights continued

	FOR THE YEAR ENDED FEBRUARY 28,
	2009		2008(1)		2007	2006	2005
Class B Shares
Selected Per Share Data:
Net asset value, beginning of period	$23.13		$20.12		$23.69	$20.06	$14.37
Income (loss) from investment operations:
Net investment loss(2)	(0.11)		(0.14)		(0.11)	(0.12)	(0.06)
Net realized and unrealized gain (loss)	(10.25)		6.93		1.99	5.54	5.75
Total income (loss) from investment operations	(10.36)		6.79		1.88	5.42	5.69
Less distributions from net realized gain	(5.24)		(3.78)		(5.45)	(1.79)	–
Net asset value, end of period	$7.53		$23.13		$20.12	$23.69	$20.06
Total Return(3)	(51.56)%		34.49%		7.12%	27.45%	39.60%
Ratios to Average Net Assets(4):
Total expenses (before expense offset)	1.90	%(5)	1.85	%(5)	1.88%	1.87%	1.90%
Net investment loss	(0.56	)%(5)	(0.62	)%(5)	(0.47)%	(0.50)%	(0.41)%
Supplemental Data:
Net assets, end of period, in thousands	$15,776		$58,338		$64,256	$97,369	$153,257
Portfolio turnover rate	104%		39%		15%	21%	29%

  (1)  For the year ended February 29.

  (2)  The per share amounts were computed using an average number of shares outstanding during the period.

  (3)  Does not reflect the deduction of sales charge. Calculated based on the net asset value as of the last business day of the period.

  (4)  Reflects overall Fund ratios for investment income and non-class specific expenses.

  (5)  Reflects rebates of certain Fund expenses in connection with the investments in Morgan Stanley Institutional Liquidity Funds – Money Market Portfolio – Institutional Class during the period. The rebate had an effect of 0.01% for year ended February 28, 2009 and an effect of less than 0.005% for year ended February 29, 2008.

See Notes to Financial Statements

Morgan Stanley Natural Resource Development Securities Inc.

Financial Highlights continued

	FOR THE YEAR ENDED FEBRUARY 28,
	2009		2008(1)		2007	2006	2005
Class C Shares
Selected Per Share Data:
Net asset value, beginning of period	$23.06		$20.05		$23.63	$20.01	$14.34
Income (loss) from investment operations:
Net investment loss(2)	(0.10)		(0.13)		(0.11)	(0.11)	(0.07)
Net realized and unrealized gain (loss)	(10.22)		6.92		1.98	5.52	5.74
Total income (loss) from investment operations	(10.32)		6.79		1.87	5.41	5.67
Less distributions from net realized gain	(5.24)		(3.78)		(5.45)	(1.79)	–
Net asset value, end of period	$7.50		$23.06		$20.05	$23.63	$20.01
Total Return(3)	(51.54)%		34.55%		7.14%	27.47%	39.54%
Ratios to Average Net Assets(4):
Total expenses (before expense offset)	1.90	%(5)	1.78	%(5)	1.87%	1.87%	1.90%
Net investment loss	(0.56	)%(5)	(0.55	)%(5)	(0.46)%	(0.50)%	(0.41)%
Supplemental Data:
Net assets, end of period, in thousands	$5,891		$15,544		$12,842	$13,039	$7,949
Portfolio turnover rate	104%		39%		15%	21%	29%

  (1)  For the year ended February 29.

  (2)  The per share amounts were computed using an average number of shares outstanding during the period.

  (3)  Does not reflect the deduction of sales charge. Calculated based on the net asset value as of the last business day of the period.

  (4)  Reflects overall Fund ratios for investment income and non-class specific expenses.

  (5)  Reflects rebates of certain Fund expenses in connection with the investments in Morgan Stanley Institutional Liquidity Funds – Money Market Portfolio – Institutional Class during the period. The rebate had an effect of 0.01% for year ended February 28, 2009 and an effect of less than 0.005% for year ended February 29, 2008.

See Notes to Financial Statements

Morgan Stanley Natural Resource Development Securities Inc.

Financial Highlights continued

	FOR THE YEAR ENDED FEBRUARY 28,
	2009		2008(1)		2007	2006	2005
Class I Shares@@
Selected Per Share Data:
Net asset value, beginning of period	$26.55		$22.50		$25.67	$21.40	$15.18
Income (loss) from investment operations:
Net investment income(2)	0.08		0.10		0.15	0.12	0.10
Net realized and unrealized gain (loss)	(12.08)		7.79		2.13	5.94	6.12
Total income (loss) from investment operations	(12.00)		7.89		2.28	6.06	6.22
Less dividends and distributions from:
Net investment income	–		(0.06)		–	–	–
Net realized gain	(5.24)		(3.78)		(5.45)	(1.79)	–
Total dividends and distributions	(5.24)		(3.84)		(5.45)	(1.79)	–
Net asset value, end of period	$9.31		$26.55		$22.50	$25.67	$21.40
Total Return(3)	(51.05)%		35.83%		8.18%	28.75%	40.97%
Ratios to Average Net Assets(4):
Total expenses (before expense offset)	0.90	%(5)	0.85	%(5)	0.88%	0.87%	0.90%
Net investment income	0.44	%(5)	0.38	%(5)	0.53%	0.50%	0.59%
Supplemental Data:
Net assets, end of period, in thousands	$3,915		$15,810		$13,489	$43,143	$37,219
Portfolio turnover rate	104%		39%		15%	21%	29%

  @@  Formerly Class D shares. Renamed Class I shares effective March 31, 2008.

  (1)  For the year ended February 29.

  (2)  The per share amounts were computed using an average number of shares outstanding during the period.

  (3)  Calculated based on the net asset value as of the last business day of the period.

  (4)  Reflects overall Fund ratios for investment income and non-class specific expenses.

  (5)  Reflects rebates of certain Fund expenses in connection with the investments in Morgan Stanley Institutional Liquidity Funds – Money Market Portfolio – Institutional Class during the period. The rebate had an effect of 0.01% for year ended February 28, 2009 and an effect of less than 0.005% for year ended February 29, 2008.

See Notes to Financial Statements

Morgan Stanley Natural Resource Development Securities Inc.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Morgan Stanley Natural Resource Development Securities Inc.:

We have audited the accompanying statement of assets and liabilities of Morgan Stanley Natural Resource Development Securities Inc. (the "Fund"), including the portfolio of investments, as of February 28, 2009, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of February 28, 2009, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Morgan Stanley Natural Resource Development Securities Inc. as of February 28, 2009, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
April 23, 2009

Morgan Stanley Natural Resource Development Securities Inc.

An Important Notice Concerning Our U.S. Privacy Policy (unaudited)

We are required by federal law to provide you with a copy of our Privacy Policy annually.

The following Policy applies to current and former individual investors in Morgan Stanley Advisor funds. This Policy is not applicable to partnerships, corporations, trusts or other non-individual clients or account holders. Please note that we may amend this Policy at any time, and will inform you of any changes to this Policy as required by law.

We Respect Your Privacy

We appreciate that you have provided us with your personal financial information. We strive to maintain the privacy of such information while we help you achieve your financial objectives. This Policy describes what non-public personal information we collect about you, why we collect it, and when we may share it with others. We hope this Policy will help you understand how we collect and share non-public personal information that we gather about you. Throughout this Policy, we refer to the non-public information that personally identifies you or your accounts as "personal information."

1. What Personal Information Do We Collect About You?

To serve you better and manage our business, it is important that we collect and maintain accurate information about you. We may obtain this information from applications and other forms you submit to us, from your dealings with us, from consumer reporting agencies, from our Web sites and from third parties and other sources.

For example:

■  We may collect information such as your name, address, e-mail address, telephone/fax numbers, assets, income and investment objectives through applications and other forms you submit to us.

■  We may obtain information about account balances, your use of account(s) and the types of products and services you prefer to receive from us through your dealings and transactions with us and other sources.

■  We may obtain information about your creditworthiness and credit history from consumer reporting agencies.

■  We may collect background information from and through third-party vendors to verify representations you have made and to comply with various regulatory requirements.

■  If you interact with us through our public and private Web sites, we may collect information that you provide directly through online communications (such as an e-mail address). We may also collect information about your Internet service provider, your domain name, your computer's

Morgan Stanley Natural Resource Development Securities Inc.

An Important Notice Concerning Our U.S. Privacy Policy (unaudited) continued

operating system and Web browser, your use of our Web sites and your product and service preferences, through the use of "cookies." "Cookies" recognize your computer each time your return to one of our sites, and help to improve our sites' content and personalize your experience on our sites by, for example, suggesting offerings that may interest you. Please consult the Terms of Use of these sites for more details on our use of cookies.

2. When Do We Disclose Personal Information We Collect About You?

To provide you with the products and services you request, to serve you better and to manage our business, we may disclose personal information we collect about you to our affiliated companies and to non-affiliated third parties as required or permitted by law.

A. Information We Disclose to Our Affiliated Companies. We do not disclose personal information that we collect about you to our affiliated companies except to enable them to provide services on our behalf or as otherwise required or permitted by law.

B. Information We Disclose to Third Parties. We do not disclose personal information that we collect about you to non-affiliated third parties except to enable them to provide services on our behalf, to perform joint marketing agreements with other financial institutions, or as otherwise required or permitted by law. For example, some instances where we may disclose information about you to nonaffiliated third parties include: for servicing and processing transactions, to offer our own products and services, to protect against fraud, for institutional risk control, to respond to judicial process or to perform services on our behalf. When we share personal information with these companies, they are required to limit their use of personal information to the particular purpose for which it was shared and they are not allowed to share personal information with others except to fulfill that limited purpose.

3. How Do We Protect the Security and Confidentiality of Personal Information We Collect About You?

We maintain physical, electronic and procedural security measures to help safeguard the personal information we collect about you. We have internal policies governing the proper handling of client information. Third parties that provide support or marketing services on our behalf may also receive personal information, and we require them to adhere to confidentiality standards with respect to such information.

Morgan Stanley Natural Resource Development Securities Inc.

Director and Officer Information (unaudited)

Independent Directors:

Name, Age and Address of Independent Director	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Independent Director**	Other Directorships Held by Independent Director
Frank L. Bowman (64) c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Directors 1177 Avenue of the Americas New York, NY 10036	Director	Since August 2006	President, Strategic Decisions, LLC (consulting) (since February 2009); Director or Trustee of various Retail Funds and Institutional Funds (since August 2006); Chairperson of the Insurance Sub-Committee of the Compliance and Insurance Committee (since February 2007); served as President and Chief Executive Officer of the Nuclear Energy Institute (policy organization) through November 2008; retired as Admiral, U.S. Navy in January 2005 after serving over 8 years as Director of the Naval Nuclear Propulsion Program and Deputy Administrator — Naval Reactors in the National Nuclear Security Administration at the U.S. Department of Energy (1996-2004). Knighted as Honorary Knight Commander of the Most Excellent Order of the British Empire; Awarded the Officer de l'Orde National du Mérite by the French Government.	168	Director of the Armed Services YMCA of the USA; member, BP America External Advisory Council (energy); member, National Academy of Engineers.

Michael Bozic (68) c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Directors 1177 Avenue of the Americas New York, NY 10036	Director	Since April 1994	Private investor; Chairperson of the Compliance and Insurance Committee (since October 2006); Director or Trustee of the Retail Funds (since April 1994) and Institutional Funds (since July 2003); formerly, Chairperson of the Insurance Committee (July 2006-September 2006); Vice Chairman of Kmart Corporation (December 1998-October 2000), Chairman and Chief Executive Officer of Levitz Furniture Corporation (November 1995-November 1998) and President and Chief Executive Officer of Hills Department Stores (May 1991-July 1995); variously Chairman, Chief Executive Officer, President and Chief Operating Officer (1987-1991) of the Sears Merchandise Group of Sears, Roebuck & Co.	170	Director of various business organizations.

Morgan Stanley Natural Resource Development Securities Inc.

Director and Officer Information (unaudited) continued

Name, Age and Address of Independent Director	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Independent Director**	Other Directorships Held by Independent Director
Kathleen A. Dennis (55) c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Directors 1177 Avenue of the Americas New York, NY 10036	Director	Since August 2006	President, Cedarwood Associates (mutual fund and investment management) (since July 2006); Chairperson of the Money Market and Alternatives Sub-Committee of the Investment Committee (since October 2006) and Director or Trustee of various Retail Funds and Institutional Funds (since August 2006); formerly, Senior Managing Director of Victory Capital Management (1993-2006).	168	Director of various non-profit organizations.

Dr. Manuel H. Johnson (60) c/o Johnson Smick Group, Inc. 888 16th Street, N.W. Suite 740 Washington, D.C. 20006	Director	Since July 1991	Senior Partner, Johnson Smick International, Inc. (consulting firm); Chairperson of the Investment Committee (since October 2006) and Director or Trustee of the Retail Funds (since July 1991) and Institutional Funds (since July 2003); Co-Chairman and a founder of the Group of Seven Council (G7C) (international economic commission); formerly, Chairperson of the Audit Committee (July 1991-September 2006), Vice Chairman of the Board of Governors of the Federal Reserve System and Assistant Secretary of the U.S. Treasury.	170	Director of NVR, Inc. (home construction); Director of Evergreen Energy.

Joseph J. Kearns (66) c/o Kearns & Associates LLC PMB754 23852 Pacific Coast Highway Malibu, CA 90265	Director	Since August 1994	President, Kearns & Associates LLC (investment consulting); Chairperson of the Audit Committee (since October 2006) and Director or Trustee of the Retail Funds (since July 2003) and Institutional Funds (since August 1994); formerly, Deputy Chairperson of the Audit Committee (July 2003-September 2006) and Chairperson of the Audit Committee of the Institutional Funds (October 2001-July 2003); CFO of the J. Paul Getty Trust.	171	Director of Electro Rent Corporation (equipment leasing) and The Ford Family Foundation.

Morgan Stanley Natural Resource Development Securities Inc.

Director and Officer Information (unaudited) continued

Name, Age and Address of Independent Director	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Independent Director**	Other Directorships Held by Independent Director
Michael F. Klein (50) c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Directors 1177 Avenue of the Americas New York, NY 10036	Director	Since August 2006	Managing Director, Aetos Capital, LLC (since March 2000) and Co-President, Aetos Alternatives Management, LLC (since January 2004); Chairperson of the Fixed Income Sub-Committee of the Investment Committee (since October 2006) and Director or Trustee of various Retail Funds and Institutional Funds (since August 2006); formerly, Managing Director, Morgan Stanley & Co. Inc. and Morgan Stanley Dean Witter Investment Management, President, Morgan Stanley Institutional Funds (June 1998-March 2000) and Principal, Morgan Stanley & Co. Inc. and Morgan Stanley Dean Witter Investment Management (August 1997-December 1999).	168	Director of certain investment funds managed or sponsored by Aetos Capital, LLC. Director of Sanitized AG and Sanitized Marketing AG (specialty chemicals).

Michael E. Nugent (72) c/o Triumph Capital, L.P. 445 Park Avenue New York, NY 10022	Chairperson of the Board and Director	Chairperson of the Boards since July 2006 and Director since July 1991	General Partner, Triumph Capital, L.P. (private investment partnership); Chairperson of the Boards of the Retail Funds and Institutional Funds (since July 2006); Director or Trustee of the Retail Funds (since July 1991) and Institutional Funds (since July 2001); formerly, Chairperson of the Insurance Committee (until July 2006).	170	None.

Morgan Stanley Natural Resource Development Securities Inc.

Director and Officer Information (unaudited) continued

Name, Age and Address of Independent Director	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Independent Director**	Other Directorships Held by Independent Director
W. Allen Reed (62)† c/o Kramer Levin Naftalis & Frankel LLP Counsel to the Independent Directors 1177 Avenue of the Americas New York, NY 10036	Director	Since August 2006	Chairperson of the Equity Sub-Committee of the Investment Committee (since October 2006) and Director or Trustee of various Retail Funds and Institutional Funds (since August 2006); formerly, President and CEO of General Motors Asset Management; Chairman and Chief Executive Officer of the GM Trust Bank and Corporate Vice President of General Motors Corporation (August 1994-December 2005).	168	Director of Temple-Inland Industries (packaging and forest products); Director of Legg Mason, Inc. and Director of the Auburn University Foundation.

Fergus Reid (76) c/o Lumelite Plastics Corporation 85 Charles Colman Blvd. Pawling, NY 12564	Director	Since June 1992	Chairman of Lumelite Plastics Corporation; Chairperson of the Governance Committee and Director or Trustee of the Retail Funds (since July 2003) and Institutional Funds (since June 1992).	171	Trustee and Director of certain investment companies in the JPMorgan Funds complex managed by JP Morgan Investment Management Inc.

Interested Director:

Name, Age and Address of Interested Director	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Interested Director**	Other Directorships Held by Interested Director
James F. Higgins (61) c/o Morgan Stanley Trust Harborside Financial Center Plaza Two Jersey City, NJ 07311	Director	Since June 2000	Director or Trustee of the Retail Funds (since June 2000) and Institutional Funds (since July 2003); Senior Advisor of Morgan Stanley (since August 2000).	169	Director of AXA Financial, Inc. and The Equitable Life Assurance Society of the United States (financial services).

  *  This is the earliest date the Director began serving the funds advised by Morgan Stanley Investment Advisors Inc. (the "Investment Adviser") (the "Retail Funds") or the funds advised by Morgan Stanley Investment Management Inc. and Morgan Stanley AIP GP LP (the "Institutional Funds").

  **  The Fund Complex includes all open-end and closed-end funds (including all of their portfolios) advised by the Investment Adviser and any funds that have an investment adviser that is an affiliated person of the Investment Adviser (including, but not limited to, Morgan Stanley Investment Management Inc.).

  †  For the period September 26, 2008 through February 5, 2009, W. Allen Reed was an Interested Director. At all other times covered by this report, Mr. Reed was an Independent Director.

Morgan Stanley Natural Resource Development Securities Inc.

Director and Officer Information (unaudited) continued

Executive Officers:

Name, Age and Address of Executive Officer	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years
Randy Takian (34) 522 Fifth Avenue New York, NY 10036	President and Principal Executive Officer	President and Principal Executive Officer (since September 2008)	President and Principal Executive Officer (since September 2008) of funds in the Fund Complex; President and Chief Executive Officer of Morgan Stanley Services Company Inc. (since September 2008). President of the Investment Adviser (since July 2008). Head of the Retail and Intermediary business within Morgan Stanley Investment Management (since July 2008). Head of Liquidity and Bank Trust business (since July 2008) and the Latin American franchise (since July 2008) at Morgan Stanley Investment Management. Managing Director, Director and/or Officer of the Investment Adviser and various entities affiliated with the Investment Adviser. Formerly Head of Strategy and Product Development for the Alternatives Group and Senior Loan Investment Management. Formerly with Bank of America (July 1996-March 2006), most recently as Head of the Strategy, Mergers and Acquisitions team for Global Wealth and Investment Management.

Kevin Klingert (46) 522 Fifth Avenue New York, NY 10036	Vice President	Since June 2008	Global Head, Chief Operating Officer and acting Chief Investment Officer of the Global Fixed Income Group of Morgan Stanley Investment Management Inc. and the Investment Adviser (since April 2008). Head of Global Liquidity Portfolio Management and co-Head of Liquidity Credit Research of Morgan Stanley Investment Management (since December 2007). Managing Director of Morgan Stanley Investment Management Inc. and the Investment Adviser (since December 2007). Previously, Managing Director on the Management Committee and head of Municipal Portfolio Management and Liquidity at BlackRock (October 1991 to January 2007).

Carsten Otto (45) 522 Fifth Avenue New York, NY 10036	Chief Compliance Officer	Since October 2004	Managing Director and Global Head of Compliance for Morgan Stanley Investment Management (since April 2007) and Chief Compliance Officer of the Retail Funds and Institutional Funds (since October 2004). Formerly, U.S. Director of Compliance (October 2004-April 2007) and Assistant Secretary and Assistant General Counsel of the Retail Funds.

Stefanie V. Chang Yu (42) 522 Fifth Avenue New York, NY 10036	Vice President	Since December 1997	Managing Director of the Investment Adviser and various entities affiliated with the Investment Adviser; Vice President of the Retail Funds (since July 2002) and Institutional Funds (since December 1997). Formerly, Secretary of various entities affiliated with the Investment Adviser.

* This is the earliest date the Officer began serving the Retail Funds or Institutional Funds.

Morgan Stanley Natural Resource Development Securities Inc.

Director and Officer Information (unaudited) continued

Name, Age and Address of Executive Officer	Position(s) Held with Registrant	Term of Office and Length of Time Served*	Principal Occupation(s) During Past 5 Years**
Francis J. Smith (43) c/o Morgan Stanley Trust Harborside Financial Center, Plaza Two, Jersey City, NJ 07311	Treasurer and Chief Financial Officer	Treasurer since July 2003 and Chief Financial Officer since September 2002	Executive Director of the Investment Adviser and various entities affiliated with the Investment Adviser; Treasurer and Chief Financial Officer of the Retail Funds (since July 2003). Formerly, Vice President of the Retail Funds (September 2002-July 2003).

Mary E. Mullin (42) 522 Fifth Avenue New York, NY 10036	Secretary	Since June 1999	Executive Director of the Investment Adviser and various entities affiliated with the Investment Adviser; Secretary of the Retail Funds (since July 2003) and Institutional Funds (since June 1999).

  *  This is the earliest date the Officer began serving the Retail Funds or Institutional Funds.

2009 Federal Tax Notice (unaudited)
For Federal income tax purposes, the following information is furnished with respect to the distributions paid by the Fund during its taxable year ended February 28, 2009. For corporate shareholders, 100% of the dividends qualified for the dividend received deduction. The Fund designated and paid $42,277,351 as a long-term capital gain distribution.
For Federal income tax purposes, the following information is furnished with respect to the Fund's earnings for its taxable year ended February 28, 2009. When distributed, certain earnings may be subject to a maximum tax rate of 15% as provided for by the Jobs and Growth Tax Relief Reconciliation Act of 2003. The Fund designated up to a maximum of $550,000 as taxable at this lower rate. For non-U.S. residents, the Fund may designate up to a maximum of $163,174 as qualifying as short-term gain dividends.
In January, the Fund provides tax information to shareholders for the preceding calendar year.

Directors

Frank L. Bowman
Michael Bozic
Kathleen A. Dennis
James F. Higgins
Dr. Manuel H. Johnson
Joseph J. Kearns
Michael F. Klein
Michael E. Nugent
W. Allen Reed
Fergus Reid

Officers

Michael E. Nugent
Chairperson of the Board

Randy Takian
President and Principal Executive Officer

Kevin Klingert
Vice President

Carsten Otto
Chief Compliance Officer

Stefanie V. Chang Yu
Vice President

Francis J. Smith
Treasurer and Chief Financial Officer

Mary E. Mullin
Secretary

Transfer Agent

Morgan Stanley Trust
Harborside Financial Center, Plaza Two
Jersey City, New Jersey 07311

Independent Registered Public Accounting Firm

Deloitte & Touche LLP
Two World Financial Center
New York, New York 10281

Legal Counsel

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019

Counsel to the Independent Directors

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

Investment Adviser

Morgan Stanley Investment Advisors Inc.
522 Fifth Avenue
New York, New York 10036

Sub-Adviser

Morgan Stanley Investment Management Limited
25 Cabot Square, Canary Wharf
London E14 4QA England

This report is submitted for the general information of the shareholders of the Fund. For more detailed information about the Fund, its fees and expenses and other pertinent information, please read its Prospectus. The Fund's Statement of Additional Information contains additional information about the Fund, including its directors. It is available, without charge, by calling (800) 869-NEWS.

This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by an effective Prospectus. Read the Prospectus carefully before investing.

Morgan Stanley Distributors Inc., member FINRA.

© 2009 Morgan Stanley

NREANN
IU09-01658P-Y02/09

INVESTMENT MANAGEMENT

Morgan Stanley
Natural Resource Development Securities Inc.

Annual Report

February 28, 2009